                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        Stanley Furniture Company, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

                         Stanley Furniture Company, Inc.
                          1641 Fairystone Park Highway
                           Stanleytown, Virginia 24168



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To be held April 24, 2002

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Stanley Furniture Company, Inc. (the "Company") will be held at the Company's corporate headquarters, 1641 Fairystone Park Highway, Stanleytown, Virginia, on Wednesday, April 24, 2002, at 11:00 A.M., for the following purposes:

         (1) To elect two directors to serve a three-year term on the Company's Board of Directors; and

         (2) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The stockholders of record of the Company's common stock at the close of business on March 8, 2002 are entitled to notice of and to vote at this Annual Meeting or any adjournment thereof.

         Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a stockholder may be revoked by that stockholder at any time prior to the voting of the proxy.

                                       By Order of the Board of Directors,

                                              Douglas I. Payne
                                              Secretary

March 18, 2002

                         Stanley Furniture Company, Inc.
                          1641 Fairystone Park Highway
                           Stanleytown, Virginia 24168

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 24, 2002

         The enclosed proxy is solicited by and on behalf of the Board of Directors of Stanley Furniture Company, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Wednesday, April 24, 2002, at 11:00 A.M., at the Company's corporate headquarters, 1641 Fairystone Park Highway, Stanleytown, Virginia, and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about March 18, 2002 to all holders of record of the Company's common stock, $.02 par value (the "Common Stock") on March 8, 2002. Shares of the Common Stock represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by such stockholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

         The cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

                                  VOTING RIGHTS

         On March 8, 2002, there were 6,710,425 shares of Common Stock outstanding and entitled to vote.

                              ELECTION OF DIRECTORS

         The Board of Directors of the Company presently consists of six directors who are divided into three classes with staggered terms. The term of Messrs. Robert G. Culp, III and T. Scott McIlhenny, Jr. expires at the time of the 2002 Annual Meeting of Stockholders. The Company proposes the reelection of Messrs. Culp and McIlhenny for a three-year term expiring at the time of the 2005 Annual Meeting.

         The shares represented by proxies will be voted as specified by the stockholder. If the stockholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event such nominees should not continue to be available for election, such proxies will be voted for the election of such other persons as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that the nominees named below will be unable or unwilling to serve.

Nominees for Election for Three-Year Term Ending 2005
-----------------------------------------------------

         Robert G. Culp, III, 55, has been a Director of the Company since July 1999. Mr. Culp has been Chief Executive Officer and Chairman of the Board of Culp, Inc., a marketer of upholstery fabrics for furniture and mattress ticking for bedding, since 1990.

         T. Scott McIlhenny, Jr., 54, has been a Director of the Company since April 1997. Mr. McIlhenny has been Chief Operating Officer of Northstar Travel Media LLC, the former travel publishing division of Cahners Publishing Company, since September 2001. Mr. McIlhenny was Group Vice President of Cahners Travel Group, a publisher of materials for the hospitality and travel industries and a division of Cahners Publishing Company ("Cahners", a subsidiary of Reed Elsevier, Inc.), from December 1999 until September 2001. From January 1999 to December 1999, Mr. McIlhenny was managing principal of Red Rock Terrace Investment Partners; a position which he also held from 1995 to October 1996. From October 1996 to January 1999, he was Executive Vice President of The Village Companies of Chapel Hill, Inc., a media and communications company. From 1988 to 1995, Mr. McIlhenny served in various capacities with Cahners, including Group Vice President and General Manager for Cahners Business Newspapers. From 1981 to 1988, Mr. McIlhenny served in various capacities with Communications/Today, LTD. (acquired by Cahners in 1988), the publisher of Furniture/Today, including Senior Vice President, Group Publisher.

Directors Whose Terms Do Not Expire this Year
---------------------------------------------

         David V. Harkins, 61, has been a Director of the Company since September 1988 and his present term will expire in 2003. Mr. Harkins is President of Thomas H. Lee Partners, L.P. Mr. Harkins has been associated with the Thomas H. Lee Company, a sole proprietorship engaged in acquiring or making controlling investments in established operating companies, since 1975. Mr. Harkins is a director and Chairman of the Board of National Dentex Corporation and also a director of Conseco, Inc., Cott Corporation, Fisher Scientific International Inc., Metris Companies Inc. and Syratech Corporation.

         Albert L. Prillaman, 56, has been a Director of the Company since March 1986 and his present term will expire in 2003. Mr. Prillaman has been Chief Executive Officer of the Company since December 1985 and Chairman of the Board of Directors since September 1988. He also served as President from December 1985 until April 2001. Prior thereto, Mr. Prillaman had served as a Vice President of the Company and President of the Stanley Furniture division of the Company's predecessor since 1983, and in various executive and other capacities with the Stanley Furniture division of the predecessors of the Company since 1969. Mr. Prillaman is a director of American Woodmark Corporation.

         Edward J. Mack, 86, has been a Director of the Company since January 1989 and his present term will expire in 2004. From 1948 to 1981, Mr. Mack served in various capacities with Burlington Industries, Inc., including director and Executive Vice President with responsibility for Burlington's furniture operations. He has been an independent consultant, primarily with Burlington Industries, Inc., and President of Global Business Services, LTD, an international trading company, for more than five years.

         Thomas L. Millner, 48, has been a Director of the Company since April 1998 and his present term will expire in 2004. Mr. Millner has been Chief Executive Officer and President of Remington Arms Company, Inc. ("Remington"), a manufacturer of sporting good products for the hunting, shooting sports and fishing markets, since April 1999 and a director of Remington and RACI Holding, Inc., Remington's parent, since June 1994. From May 1994 to April 1999, Mr. Millner served as President and Chief Operating Officer of Remington. From 1987 to May 1994, Mr. Millner served as Chief Executive Officer and President of The Pilliod Cabinet Company. From 1984 to 1987, Mr. Millner served as General Manager of the Armstrong Furniture Division of Thomasville Furniture Industries. From 1977 to 1984, Mr. Millner served in various sales and sales management positions with Thomasville Furniture Industries and Broyhill Furniture Industries.

                MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         The Company has an Audit Committee, presently consisting of Messrs. Culp, Harkins, Mack, McIlhenny and Millner. The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibilities to oversee management's conduct of the Company's financial reporting process. The Audit Committee also serves as direct liaison with the Company's independent public accountants and recommends the selection or discharge of such accountants. The Audit Committee met three times in 2001.

         The Company has a Compensation Committee, presently consisting of Messrs. Culp, Harkins, Mack, McIlhenny and Millner, which makes recommendations concerning salaries and incentive compensation for officers and employees of the Company. The Compensation Committee administers the Company's 1992 and 1994 Stock Option Plans and has authority to grant options under such plans to officers and key employees and to determine the terms of such options in accordance with such plans. The Compensation Committee also administers the Company's 2000 Incentive Compensation Plan and has authority to select employees to receive incentive awards and to determine for each employee the nature of the incentive award and the terms and conditions of each incentive award. The Board of Directors has the same responsibilities with regard to incentive awards for non-employee directors. The Compensation Committee met twice during 2001.

         The Company has a Nominating Committee, presently consisting of Messrs. Culp, Harkins, Mack, McIlhenny and Millner, which makes recommendations of nominations for directors. The Nominating Committee was established in 2001 and met in January 2002 to make recommendations with respect to the 2002 Annual Meeting.

         The full Board of Directors met four times during 2001. Each incumbent director attended at least 75% of the total 2001 board meetings and committee meetings held during periods that he was a member of the Board or such committees, except for Mr. Millner.

         Messrs. Culp, Harkins, Mack, McIlhenny and Millner each received compensation in the amount of $20,000 for serving as a director in 2001. Mr. Prillaman did not receive any separate compensation for serving in that capacity. During 2001, each director, other than Mr. Prillaman, also received options under the 2000 Incentive Compensation Plan to acquire 1,000 shares. The Board has established a policy of providing an annual grant of an option to acquire 1,000 shares to non-employee directors to be granted as of the date of the annual meeting of stockholders.

                            NOMINATIONS FOR DIRECTOR

         The Company's Bylaws provide that a stockholder entitled to vote in the election of directors may nominate one or more persons for election as a director only if advance written notice is given. Written notice of such stockholder's intent to make such nomination must be received by the Secretary of the Company or deposited in the U.S. mail, postage prepaid, to the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's Annual Meeting. Any stockholder wishing to nominate one or more persons as director must submit the following information in writing: (i) the name and address of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which any nomination is to be made by the stockholder; (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (v) the consent of each proposed nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

         By requiring advance notice of stockholder nominations, this Bylaw affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. The Bylaw does not give the Board of Directors any power to approve or disapprove a stockholder's nomination for election of directors. However, it may have the effect of precluding a contest for the election if its procedures are not followed, and therefore may discourage or deter a stockholder from conducting a solicitation of proxies to elect such stockholder's own slate of directors.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of the Forms 3, 4 and 5 received by it, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that all executive officers, directors and 10% stockholders complied with such filing requirements.

                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table
--------------------------

         The following table sets forth, for the years ended December 31, 2001, 2000 and 1999, the annual and long-term compensation for services in all capacities to the Company of those persons who at December 31, 2001 were the Company's Chief Executive Officer and the next four most highly compensated executive officers of the Company for the year ended December 31, 2001 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    Long-Term
                                           Annual Compensation                     Compensation
                                           -------------------                     ------------
                                                                                    Securities
                                                                   Other Annual     Underlying      All Other
Name and Principal Position      Year     Salary         Bonus      Compensation    Options (#)    Compensation(1)
---------------------------      ----     -------        -----      ------------    -----------    ---------------
ALBERT L. PRILLAMAN              2001     $399,996          -          $3,978         200,000         $42,796
Chairman and                     2000      399,996      $334,899        3,395         100,000          32,166
Chief Executive Officer(2) ..... 1999      380,004       380,000        2,898            -             26,116

JEFFREY R. SCHEFFER              2001     $220,770      $ 87,342(3)        -          100,000            -
President and Chief Operating
Officer(2) .....................

DOUGLAS I. PAYNE                 2001     $210,000          -          $   94          50,000         $ 5,100
Executive Vice President -       2000      198,000      $132,285           82          50,000           5,100
Finance and Administration       1999      180,000       144,000           72            -              4,800
and Secretary(2) ...............

WILLIAM A. SIBBICK, JR.          2001     $180,000          -          $  239          25,000         $ 5,100
Senior Vice President -          2000      173,004      $108,842          301          30,000           5,100
Sales .......................... 1999      165,000       124,000          356            -              4,800

JOHN W. JOHNSON                  2001     $173,004          -          $2,489          10,000         $ 5,100
Senior Vice President -          2000      173,004      $108,842        2,112          20,000           5,100
Manufacturing .................. 1999      165,000       124,000        1,802            -              4,800

------------
(1) All Other Compensation listed for Mr. Prillaman reflects life insurance premiums paid by the Company ($37,696 in 2001, $27,066 in 2000 and $21,316 in 1999) and employer contributions to the Company's 401(k) Plan ($5,100 in 2001 and 2000, and $4,800 in 1999). The amounts for each of Messrs. Payne, Sibbick and Johnson reflect former employer contributions to the Company's 401(k) Plan.
(2) Mr. Scheffer became President and Chief Operating Officer in April 2001. In connection with Mr. Scheffer's employment, Mr. Prillaman, who had been serving as Chairman, President and Chief Executive Officer, became Chairman and Chief Executive Officer. In addition, Mr. Payne, who had been serving as Senior Vice President - Finance and Administration, became Executive Vice President - Finance and Administration.
(3)  Bonus paid in lieu of bonus entitled to from former employer.

Option Grant Table
------------------

         The following table sets forth information concerning individual grants of stock options made during the year ended December 31, 2001 to the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          Potential Realizable Value
                                                                                          at Assumed Annual Rates of
                                                                                           Stock Price Appreciation
                                                 Individual Grants                               for Option Term
                          -----------------------------------------------------------    ----------------------------
                                             % of Total
                                          Options Granted     Exercise
                             Options      to Employees in    Price per     Expiration
          Name               Granted(1)     Fiscal Year       Share(1)        Date          5% ($)         10% ($)
          ----               -------        -----------       -----           ----          ------         -------
Albert L. Prillaman          200,000           36.4%          $ 27.88       4/24/11        3,506,716       8,886,708
Jeffrey R. Scheffer          100,000           18.2%          $ 27.88       4/24/11        1,753,358       4,443,354
Douglas I. Payne              50,000            9.1%          $ 27.88       4/24/11          876,679       2,221,677
William A. Sibbick, Jr.       25,000            4.5%          $ 27.88       4/24/11          438,340       1,110,838
John W. Johnson               10,000            1.8%          $ 27.88       4/24/11          175,336         444,335

----------------------
(1) Grant vests and becomes exercisable to the extent of 20% of the shares granted as of April 25, 2001 and as of April 25 of each year from 2002 through 2005.

Option Value Table
------------------

         The following table sets forth information concerning the year-end number and value of unexercised options for each of the Named Executive Officers.

             AGGREGATED OPTION EXERCISES IN 2001 AND 2001 YEAR-END OPTION VALUES

                                                                     Number of Securities           Value of Unexercised In-the-
                                                                    Underlying Unexercised                  Money Options
                                  Shares                          Options at Fiscal Year End (#)      At Fiscal Year End ($)(1)
                                 Acquired on        Value         ------------------------------      ----------------------
             Name                Exercise (#)      Realized($)    Exercisable   Unexercisable       Exercisable  Unexercisable
             ----                ------------      --------       -----------   -------------       -----------  -------------
Albert L. Prillaman ...........            -              -            80,000      220,000                  -            -
Jeffrey R. Scheffer ...........            -              -            20,000       80,000                  -            -
Douglas I. Payne ..............        1,000         25,125           114,000       70,000          1,531,680            -
William A. Sibbick, Jr ........        5,000        137,200            63,006       38,000            879,158            -
John W. Johnson ...............       55,000      1,287,950            18,000       22,000             40,160       10,040

----------
(1) In-the-money options are those for which the December 31, 2001 fair market value of the underlying shares of Common Stock (as determined by the closing price on The NASDAQ Stock Market) exceeds the exercise price of the option.

Employment Agreements
---------------------

         Mr. Prillaman has an employment agreement with the Company that provides that he has the duties of Chief Executive Officer and Chairman of the Board of Directors of the Company at a base salary, which was initially $275,000 per year, subject to annual upward adjustment by the Board. Mr. Prillaman is also entitled to a graduated bonus amount up to a maximum of 80% of his then current base salary, contingent upon the achievement of certain threshold profit objectives to be determined by the Board at the beginning of each year. The agreement is automatically extended for an additional one year term at the end of each year unless either party to the agreement gives notice on or before November 1 of any year that the agreement will not be extended. In the event of such notice, employment terminates as of December 31 of the year in which such notice is given. If the Company gives such notice, Mr. Prillaman is entitled to severance pay during the two years following termination in an amount equal to his base salary plus the average of bonuses paid for the three fiscal years preceding the year in which employment is terminated. Mr. Prillaman is entitled to receive the total severance pay in a single payment in the event a change in control (as defined in the agreement) occurs. During the two years after such a change of control, Mr. Prillaman is entitled to terminate his employment with the Company and receive such severance pay in a single payment. The agreement provides that Mr. Prillaman will not compete with the Company for two years after termination of the employment agreement, except that this non-competition covenant does not apply if: (i) Mr. Prillaman terminates his employment within two years after a change of control or (ii) Mr. Prillaman voluntarily terminates his employment and the Company does not elect to pay severance to Mr. Prillaman.

         In connection with the employment agreement with Mr. Prillaman, the Company has entered into a split-dollar life insurance agreement under which the Company has agreed to pay premiums with respect to a life insurance policy for Mr. Prillaman until the cash surrender value of the policy and all paid up additions are sufficient to repay the Company all premiums and other amounts paid by it and to maintain the policy's death benefit at a level no less than the policy's initial face amount without further premium payments. At such time, Mr. Prillaman is obligated to repay such premiums to the Company. Mr. Prillaman has executed a collateral assignment of his policy in favor of the Company to secure repayment to the Company of the premiums paid on such policy. The initial face amount of the policy for Mr. Prillaman is $1 million. During the year ended December 31, 2001, the Company paid $21,316 in premiums for the policy of Mr. Prillaman.

         The Company has also entered into employment agreements with the following executives: Jeffrey R. Scheffer, Douglas I. Payne, William A. Sibbick, Jr. and John W. Johnson. Each of these employment agreements is on similar terms as those discussed above with respect to Mr. Prillaman, with the following exceptions: Mr. Scheffer serves as President and Chief Operating Officer, his base salary is at least $300,000, he is entitled to receive a potential annual bonus of $270,000, subject to upward adjustment, he received a one time grant of an option to acquire 100,000 shares of Common Stock vesting at 20% per year beginning on April 25, 2001, and he received a bonus payment of $87,342 in lieu of bonus he was entitled to from his former employer; Mr. Payne serves as Executive Vice President - Finance and Administration and Secretary of the Company, his base salary is at least $136,000, and he is entitled to receive a potential annual bonus of $50,000, subject to upward adjustment; Mr. Sibbick serves as Senior Vice President - Sales, his base salary is at least $165,000, and he is entitled to receive a potential annual bonus of $124,000, subject to upward adjustment; Mr. Johnson served as Senior Vice President - Manufacturing until December 31, 2001, his base salary was at least $165,000, and he was entitled to receive a potential annual bonus of $124,000, subject to upward adjustment. In addition, during the first year after a change of control (as defined in the agreement), Messrs. Scheffer and Sibbick are entitled to terminate their employment with the Company and receive severance pay only if:
(i) their base salary is reduced, (ii) they are not in good faith considered for an annual bonus, (iii) they are denied certain customary fringe benefits, (iv) their place of employment is relocated further than 100 miles from their current place of employment, or (v) their duties and responsibilities are substantially reduced.

Defined Benefit Pension Plans
-----------------------------

         The Company maintains a qualified defined benefit pension plan for all its eligible employees, The Stanley Retirement Plan, and also maintains a nonqualified, unfunded supplemental retirement plan for certain of its employees. Effective on December 31, 1995, future benefit accruals under both plans were curtailed. Although participants continue their participation in both plans, additional benefits do not accrue. The accrued monthly benefit under The Stanley Retirement Plan, assuming retirement at age 65, for the following Named Executive Officers through December 31, 1995, was: Albert L. Prillaman, $5,244; Douglas I. Payne, $993; William A. Sibbick, Jr., $515 and John W. Johnson, $2,864. The accrued monthly benefit under the Supplemental Retirement Plan, assuming retirement at age 65, for the following Named Executive Officers through December 31, 1995, was: Albert L. Prillaman, $8,838; Douglas I. Payne, $591; William A. Sibbick, Jr., $0 and John W. Johnson, $1,422. Mr. Scheffer has no accrued benefits under either of these plans.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

Executive Compensation Philosophy
---------------------------------

         Under the supervision of the Committee, the Company has developed and implemented executive compensation policies, plans, and programs that seek to enhance the profitability and value of the Company. The primary objective is to align closely the financial interests of the Company's executives with those of its stockholders. The Committee believes that equity ownership by management is beneficial in conforming management and stockholder interests in the enhancement of stockholder value.

         The Committee's philosophy is to integrate management pay with the achievement of both annual and long-term financial performance goals. The compensation package for each officer is designed to recognize individual initiative and achievement. In establishing compensation, the Committee incorporates a number of factors to promote both long and short-term performance of the Company. These factors include earnings, market share growth, cost control efforts, balance sheet strength and organizational developments. The compensation for individual executives is based on both corporate and individual goals, with varying weight being given to such factors for particular executives.

         The Committee establishes compensation for the Named Executive Officers and periodically uses executive compensation surveys prepared by outside compensation consultants. The surveys are used for general comparability purposes and a new survey was not used for setting 2001 compensation. The Committee did not make compensation comparisons with the companies that are used for the performance graph that follows this report. In establishing compensation for the Named Executive Officers for years in which no survey is prepared including 2001, the chief executive officer assists the Committee in reevaluating the compensation of each Named Executive Officer in conjunction with the previous comparability analysis and the performance of the Company and individual since the most recent survey.

         The Committee believes that the Company's overall executive compensation package should enable the Company to obtain and retain the services of top executives. The Company operates with a small team of top executives who are given significant and extensive responsibilities. These executives' duties encompass both overall strategic policy of the Company and direct day-to-day activity in sales, customer communications, product development, marketing, manufacturing and other similar activities. The compensation package is intended to reflect these broad responsibilities.

         The annual compensation currently paid by the Company is not subject to certain Internal Revenue Code provisions that may limit the income tax deductibility to the Company of certain forms of compensation paid to its Named Executive Officers in excess of $1 million per year. These provisions allow full deductibility of certain types of performance-based compensation, including stock-based compensation. The Company's 2000 Stock Incentive Plan and prior plans meet these requirements. If these limitations should become of broader applicability to the Company, the Committee will consider modifications to the Company's compensation practices, to the extent practicable, to provide the maximum deductibility for compensation payments.

         The Company's compensation package for its executive officers consists of base salary, annual performance-based incentive compensation, stock option grants, retirement benefits and, for certain executive officers, other benefits.

Total Compensation
------------------

         For 2001, the Committee determined that total compensation (base salary and annual incentives) of Named Executive Officers should not be significantly increased. The Committee had recently determined that total compensation generally should be targeted at the 75th percentile of selected peer group companies on a trailing basis, that is compensation is compared to the latest peer group compensation reported in the applicable survey. For example, for the survey used in setting 2000 compensation, the applicable survey data was for compensation paid by peer companies in 1998. This general compensation level is intended to be competitive with other high performing organizations and to enable the Company to attract, reward and retain exceptional talent. The opportunity to receive compensation at approximately the 75/th/ percentile assumes payment of a target bonus. Because the Company pays a larger percentage of compensation in bonuses than the peer group in general, compensation will be below the 75/th/ percentile in years when bonus targets are not met.

Base Salary
-----------

         The Committee sets base salary at the minimum level deemed sufficient to attract and retain qualified executives. By restricting the role of base salary in the compensation package, more of an executive's potential compensation can be offered in the form of incentives that encourage and reward performance. The base salaries of individual executives are set in light of the responsibilities of the position held and the experience of the individual, with a recognition of the Company's requirements for the top executives to perform many varied tasks.

         The Committee reevaluated the base salaries of the Named Executive Officers for 2001, and received recommendations of the chief executive officer. The Committee approved increases in compensation of the Named Executive Officers at an average of less than 2% of their 2000 base salary, to reflect industry conditions, the Company's performance and, in some cases, revised responsibilities of the Named Executive Officers. Mr. Scheffer's base salary for 2001 was negotiated by Mr. Scheffer and the Company, with approval by the Committee, in connection with Mr. Scheffer's employment agreement entered into in April 2001, discussed above under the heading "Employment Agreements."

Annual Incentives
-----------------

         The Company's annual incentive compensation program, the Executive Incentive Compensation Plan (the "Incentive Plan"), is for corporate officers and key employees who can directly influence the Company's financial results. Awards under the Incentive Plan are based on the achievement of corporate objectives that are established annually in conjunction with adoption of the Company's budget for the next year. At that time, the Committee sets corporate objectives for the coming year. For 2001, the performance measure was the Company's earnings before interest and taxes ("EBIT"). No bonus would be paid if an EBIT threshold was not met and the bonus would be increased for performance above the threshold up to a maximum award on a per employee basis.

         The amount of the maximum awards under the Incentive Plan is recommended by management of the Company subject to approval by the Committee. For each of the Named Executive Officers, the Committee may approve an award as a set percentage of either the executive's base salary or a fixed amount. For 2001, the maximum incentives for the executives ranged from 75% to 100% of base salary depending on position. For 2001, no bonuses were paid to the Named Executive Officers under the Incentive Plan, as reflected on the Summary Compensation Table under the Bonus column.

Long-Term Incentives
--------------------

         The Company believes that equity-based compensation ensures that the Company's officers have a continuing stake in the long-term success of the Company. The Company maintains the Stanley Furniture Company, Inc. 2000 Incentive Compensation Plan (the "2000 Plan"), the Stanley Furniture Company, Inc. 1994 Stock Option Plan, and the Stanley Furniture Company, Inc. 1992 Stock Option Plan (collectively the "Option Plans") to provide employees with options to acquire Common Stock.

         The Committee made option grants to officers and key employees under the 2000 Plan. The option grants to Named Executive Officers are shown on the Summary Compensation Table under the Long-Term Compensation column. All options under the Option Plans must be granted at an option exercise price of 100% of the stock's fair market value on the date of grant.

Other Compensation
------------------

         The Company also has a Supplemental Retirement Plan covering designated employees and former employees of the Company, including some executive officers. See "Compensation of Executive Officers - Defined Benefit Pension Plans."

Chief Executive Officer Compensation
------------------------------------

         Mr. Prillaman has an employment agreement with the Company that is described under "Compensation of Executive Officers-Employment Agreements." Mr. Prillaman's total potential 2000 cash compensation was significantly lower than the 75th percentile target of peer group companies established by the Committee. However, Mr. Prillaman requested that his base salary not be increased for 2001 and the Committee agreed.

         A major portion of Mr. Prillaman's compensation is contingent on the Company's performance. In 2001, Mr. Prillaman participated in the Incentive Plan with the same corporate objectives as other corporate officers. The Committee set Mr. Prillaman's potential bonus for 2001 at 100% of his base salary to increase his total potential annual cash compensation (which is in excess of the 80% bonus target guaranteed in his employment agreement). The Committee believes that this bonus level was appropriate because Mr. Prillaman's leadership continues to be a key component in the Company's performance. For 2001, Mr. Prillaman did not receive a bonus.

         The Company has purchased a term life insurance policy on Mr. Prillaman's life, to be owned by a trust established by Mr. Prillaman, with a face value of $3,000,000. The Company will pay any related taxes incurred by Mr. Prillaman with respect to payment of policy premiums. A Company loan provided in 2000 to Mr. Prillaman to facilitate the exercise of stock options remained outstanding in 2001.

         As part of the option grants to key executives during 2001, the Committee granted Mr. Prillaman an award of options on 200,000 shares under the 2000 Plan. This award reflects the Committee's desire to motivate executives through stock ownership and that Mr. Prillaman had received only one grant of options in the last six years. Also, in 2000, Mr. Prillaman had exercised all of his then outstanding stock options to increase his stock holdings in the Company and the 2001 grant was appropriate in light of his current option holdings.

         Mr. Prillaman participates in the Supplemental Retirement Plan. In addition, the Company has entered into a split-dollar life insurance agreement with Mr. Prillaman. See "Compensation of Executive Officers - Employment Agreements."

         The members of the Compensation Committee are:

                           David V. Harkins
                           Robert G. Culp, III
                           T. Scott McIlhenny, Jr.
                           Edward J. Mack
                           Thomas L. Millner

                                PERFORMANCE GRAPH

         The following graph compares cumulative total stockholder return for the Company with a broad performance indicator, the Nasdaq Non-Financial Stock Index, and an industry index, the Wood Household Furniture Index, for the period from December 31, 1996 to December 31, 2001.

--------------------------------------------------------------------------------
                  Comparison of Cumulative Total Return (1)
        Stanley Furniture Company, Inc., Wood Household Furniture Index,
                        Nasdaq Non-Financial Stock Index

                                          1996     1997      1998    1999     2001     2002
Stanley Furniture                        100.00   140.25    183.65   184.91   242.77   239.2
Wood Household Furniture Index (2)       100.00   142.98    154.25   146.19   143.89   189.33
Nasdaq Non-Financial Stock Index (3)     100.00   120.68    196.24   381.74   231      177.62

--------------------------------------------------------------------------------

(1) The graph shows the cumulative total return on $100 invested at the market close on December 31, 1996, the last trading day in 1996, in Common Stock or the specified index, including reinvestment of dividends.

(2) SIC Code 2511 Wood Household Furniture Index as prepared by Media General Financial Services, Inc. ("Media General"). At January 22, 2001, Media General reported that the Wood Household Furniture Index consisted of:
     Bassett Furniture Industries, Inc., Bush Industries, Inc. (Class A Common Stock), Chromcraft Revington, Inc., DMI Furniture, Inc., Ethan Allen Interiors Inc., Furniture Brands International, Inc., Keller Manufacturing and Stanley Furniture Company, Inc.

(3) Nasdaq Non-Financial Stock Index prepared for The Nasdaq Stock Market by the Center for Research in Securities Prices at the University of Chicago.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In April 2000, the Compensation Committee approved a loan in the amount of $2,584,983 to Mr. Prillaman for the exercise of outstanding stock options. The loan bears interest at the rate of 6.71% per annum and provides a five-year term with a balloon payment of principal and interest at the end of the term. Mr. Prillaman pledged the stock acquired on exercise of his stock options as security for the loan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 8, 2002, by each stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the Named Executive Officers and by all directors and executive officers as a group:

                                                                      Amount and Nature       Percent
                              Name                                 of Beneficial Ownership    of Class
                              ----                                 -----------------------    --------
T. Rowe Price Associates, Inc. .............................              698,150 (a)           10.4%
FMR Corp. ..................................................              675,000 (b)           10.1%
Albert L. Prillaman (c) ....................................              628,214 (d)            9.3%
Wellington Management Company, LLP .........................              543,000 (e)            8.1%
Dimensional Fund Advisors Inc. .............................              529,700 (f)            7.9%
Muhlenkamp & Company, Inc. and affiliated entities .........              491,050 (g)            7.3%
Ross Financial Corporation .................................              452,500 (h)            6.7%
Douglas I. Payne ...........................................              105,000 (i)            1.5%
William A. Sibbick, Jr .....................................               60,506 (j)             (m)
John W. Johnson ............................................               29,097                 (m)
Jeffrey R. Scheffer ........................................               20,000 (k)             (m)
Edward J. Mack .............................................               15,232 (l)             (m)
David V. Harkins ...........................................                9,000 (l)             (m)
T. Scott McIlhenny, Jr .....................................                6,600 (l)             (m)
Thomas L. Millner ..........................................                5,800 (l)             (m)
Robert G. Culp, III ........................................                4,300 (l)             (m)

All directors and executive officers as a group (11 persons)              906,210 (n)           12.9%

----------------------
(a) The beneficial ownership information for T. Rowe Price Associates, Inc. is based upon the Schedule 13G/A filed with the SEC February 14, 2002. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund (which owns 698,150 shares, representing 10.4% of the shares outstanding), which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of Price Associates and TRP Small-Cap is 100 E. Pratt Street, Baltimore, Maryland 21202.
(b) The information concerning the shares beneficially owned by FMR Corp. is based upon the Schedule 13G/A filed with the SEC February 14, 2002 by FMR Corp. together with Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 675,000 shares of Common Stock as a result of acting as investment advisor to Fidelity Low-Priced Stock Fund, which owned all 675,000 shares. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and Fidelity Low-Priced Stock Fund each has sole power to dispose of the 675,000 shares owned by Fidelity Low-Priced Stock Fund. Neither Edward C. Johnson 3d nor FMR Corp. has sole power to vote or direct the voting of the shares owned directly by Fidelity Low-Priced Stock Fund, which power resides with the Board of Trustees of Fidelity Low-Priced Stock Fund. The principal business address of FMR Corp., Fidelity and Fidelity Low-Priced Stock Fund is 82 Devonshire Street, Boston, Massachusetts 02109.
(c) The business address for Mr. Prillaman is c/o Stanley Furniture Company, Inc., 1641 Fairystone Park Highway, Stanleytown, Virginia 24168.
(d) Includes 80,000 shares which could be acquired through the exercise of stock options.
(e) The beneficial ownership information for Wellington Management Company, LLP ("Wellington") is based upon the Schedule 13G/A filed with the SEC February 12, 2002. The Schedule 13G/A indicates that Wellington has shared voting power with respect to 396,200 shares and shared power to dispose or to direct the disposition of 543,000 shares. The principal business address of Wellington is 75 State Street, Boston, Massachusetts 02109.

(f) The beneficial ownership information with respect to Dimensional Fund Advisors Inc. ("Dimensional") is based upon its Schedule 13G/A filed with the SEC February 12, 2002. Dimensional has sole voting and dispositive power with respect to 529,700 shares in its capacities as investment advisor to four investment companies and investment manager to certain other investment vehicles (collectively, the "Dimensional Funds"). Such shares are owned by the Dimensional Funds, and Dimensional disclaims beneficial ownership of such shares. The principal business address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(g) The beneficial ownership information with respect to Muhlenkamp & Company, Inc. ("Muhlenkamp & Co.") is based upon its Schedule 13G filed with the SEC February 25, 2002. The Schedule 13G indicates that Muhlenkamp & Co. has shared voting and dispositive power with respect to 491,050 shares. The principal business address of Muhlenkamp & Co. is 12300 Perry Highway, Wexford, Pennsylvania 15090.
(h) The beneficial ownership information for Ross Financial Corporation ("Ross Financial") is based upon the Schedule 13G/A filed with the SEC February 14, 2002. The Schedule 13G/A indicates that Ross Financial has sole voting and dispositive power with respect to 452,500 shares. The principal business address of Ross Financial is P.O. Box 31363-SMB, Grand Cayman, Cayman Islands, B.W.I.
(i) Includes 102,250 shares which could be acquired through the exercise of stock options.
(j) Includes 60,506 shares which could be acquired through the exercise of stock options.
(k) Includes 20,000 shares which could be acquired through the exercise of stock options.
(l) Includes 4,000 shares which could be acquired through the exercise of stock options.
(m)  Less than 1%.
(n) Includes 332,156 shares which could be acquired through the exercise of stock options.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of PricewaterhouseCoopers LLP served as independent public accountants for the Company for 2001 and has served in that capacity since 1979. While the Company expects PricewaterhouseCoopers LLP to be selected as its independent public accountants for 2002, the Board of Directors will not make that selection until the Audit Committee completes its review of the engagement terms for the current year.

         Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees
----------

         The aggregate fees of PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's 2001 annual financial statements and reviews of the Company's Form's 10-Q filed during 2001 was $107,600.

Financial Information Systems Design and Implementation Fees
------------------------------------------------------------

         PricewaterhouseCoopers LLP did not receive any fees for services rendered to the Company during 2001 related to financial information systems design and implementation.

All Other Fees
--------------

         The fees of PricewaterhouseCoopers LLP for all other services rendered to the Company during 2001 were $111,575.

Audit Committee Report
----------------------

         The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process. Management is responsible for preparing the Company's financial statements and the independent accountants are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

         In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the financial statements with management and the independent accountants.

         The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Committee has discussed with the independent accountants the accountant's independence from the Company and its management, including the matters in the written disclosures required by the Independence Standard Boards Standard No. 1 (Independence Discussions with Audit Committees). The Committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining the independent accountant's independence.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

         The members of the Audit Committee are:

                                    Thomas L. Millner, Chairman
                                    Robert G. Culp, III
                                    David V. Harkins
                                    Edward J. Mack
                                    T. Scott McIlhenny, Jr.

Audit Committee Independence
----------------------------

         The Board of Directors and the Audit Committee believe that the Audit Committee's current members are independent directors within the meaning of Rule 4200(a)(14) of the National Association of Securities Dealers, Inc.

                                 OTHER BUSINESS

         Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

                             ADDITIONAL INFORMATION

Voting Procedures
-----------------

Votes will be tabulated by one or more Inspectors of Elections. Except for the election of directors, approval of other matters properly brought before the meeting will require the affirmative vote of the holders of at least a majority of the shares of outstanding Common Stock represented at the meeting. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. With respect to the election of directors, the two nominees in the class which term ends in 2005 receiving the greatest number of votes cast for the election of directors will be elected.

         A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote on a matter will count toward a quorum. "Broker non-votes" will not count toward a quorum and will not be voted on any matter to be considered at the meeting.

Stockholder Proposals for 2003 Annual Meeting
---------------------------------------------

Any stockholder desiring to present a proposal to the stockholders at the 2003 Annual Meeting and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit such to the Secretary of the Company so that it is received at the Company's principal executive offices on or before November 18, 2002. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations. With respect to stockholder proposals that are not included in the proxy statement for the 2003 Annual Meeting, the persons named in the proxy solicited by the Company's Board of Directors for the 2003 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including with respect to proposals received by the Company after February 1, 2003.

                                             By Order of the Board of Directors,

                                                      Douglas I. Payne
                                                          Secretary

March 18, 2002

--------------------------------------------------------------------------------
                                    Stanley
                            Furniture Company, Inc.

     REVOCABLE PROXY

                Annual Meeting of Stockholders - April 24, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Douglas I. Payne and David W. Robertson and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Stanley Furniture Company, Inc. (the "Company") held of record by the undersigned on March 8, 2002, at the Annual Meeting of Stockholders to be held April 24, 2002, and at any adjournment thereof.

     (1)  Election of directors for three-year term ending 2005.

          [_] FOR all nominees listed below (except as indicated otherwise below)

          [_]  WITHHOLD AUTHORITY to vote for all nominees listed below

               NOMINEES: Robert G. Gulp, III and T. Scott McIlhenny, Jr.

               INSTRUCTIONS: To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.

               ________________________________________________

     (2) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

          All as more particularly described in the Company's Proxy Statement for the Annual Meeting of Stockholders to be held on April 24, 2002.

                          (Continued and to be dated and signed on reverse side)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         (continued from reverse side)

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEM(1), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

          The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

                    Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

                    Dated _______________________________________________, 2002

                    ___________________________________________________________

                    ___________________________________________________________

                    Please promptly mark, date, sign, and mail this Proxy Card in the enclosed envelope. No postage is required.

--------------------------------------------------------------------------------